Exhibit 21

           SUBSIDIARIES OF SYNDICATED FOOD SERVICE INTERNATIONAL INC.

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Floridino's Inc.
Floridino's Specialties Inc.
Floridino's International, Inc.
Syndicated Transportation Service Group, Inc.
Syndicated Bloomington I, LLC
Syndicated Food Service Group, Inc.